                                                         Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-247995 and 333-220889) of Enstar Group Limited,

(2) Registration Statement (Form S-8 No. 333-212131) pertaining to the Enstar Group Limited 2016 Equity Incentive Plan of Enstar Group Limited,

(3) Registration Statement (Form S-8 No. 333-237259) pertaining to the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan of Enstar Group Limited, and

(4) Registration Statement (Form S-8 No. 333-265567) pertaining to the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan of Enstar Group Limited;

of our report dated June 3, 2021 with respect to the financial statements of InRe Fund, L.P., included in the annual report on Form 10-K of Enstar Group Limited.

/s/ Ernst & Young

Sydney, Australia

March 1, 2023